Exhibit 99.1

Schnitzer Reports First Quarter 2016 Financial Results

Positive Segment Operating Performance and Strong Operating Cash Flow

PORTLAND, Ore.--(BUSINESS WIRE)--January 7, 2016--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported financial results for its fiscal 2016 first quarter ended November 30, 2015. Both operating divisions, Auto and Metals Recycling (AMR) and Steel Manufacturing Business (SMB), generated positive operating income in the first quarter due to contributions from cost reduction and productivity initiatives which offset the margin compression caused by the sharp decline in market selling prices and volumes during the quarter. The Company generated quarterly operating cash flow of $41 million, reduced net debt to its lowest level in the last five years, and returned capital to shareholders through its quarterly dividend and share repurchases.

The Company reported an adjusted loss per share from continuing operations of $0.13 for the first quarter which included an estimated adverse impact from average inventory accounting of approximately $7 million, or $0.20 per share. This compares to first quarter fiscal 2015 adjusted earnings per share from continuing operations of $0.11 which included an estimated adverse impact from average inventory accounting of approximately $9 million, or $0.23 per share. Adjusted earnings per share in both periods excludes restructuring expense and, for the first quarter of fiscal 2015, also excluded a $0.16 adverse impact from reselling or modifying the terms of certain previously contracted bulk ferrous shipments. The Company reported a loss per share from continuing operations of $0.19 for the first quarter of fiscal 2016 which compares to a $0.06 loss per share from continuing operations in the prior year period.

The Company continued to deliver on its previously announced $60 million in annual cost reduction and productivity initiatives and identified further actions and synergies to increase this target by approximately 10%. The Company achieved $16 million of benefits from these initiatives in the first quarter.

"Despite severe market headwinds, we delivered positive operating income in both our operating divisions through continued focus on delivering savings from our cost reduction and productivity initiatives as well as from reductions in our variable costs. We also continued to generate strong working capital and to return capital to our shareholders through our dividend and share repurchases," said Tamara Lundgren, President and Chief Executive Officer. "While market conditions remained challenging, reflecting significant adverse impacts from a high level of steel imports, overproduction of iron ore, the strong U.S. dollar, low global growth and customer de-stocking in the face of falling prices, our first quarter results reflect our ability to maintain positive metal spreads in a declining market, our focus on managing our costs and working capital efficiency, and the flexibility of our platform to quickly meet changing demand dynamics in the domestic and export markets,” added Lundgren.

Summary Results
($ in millions, except per share amounts)
	Quarter
	1Q16	1Q15	Change	4Q15	Change
Revenues	$321	$554	(42)%	$457	(30)%
Operating Income (Loss)	$(4)	$1	NM	$9	NM
Restructuring charges and other exit-related costs	2	1	225%	1	85%
Resale or modification of previously contracted shipments	—	6	(100)%	—	—%
Adjusted Operating Income (Loss)(1)(3)	$(2)	$7	NM	$10	NM
Net Income (Loss) attributable to SSI	$(5)	$(2)	114%	$11	NM
Net Income (Loss) from continuing operations attributable to SSI	$(5)	$(2)	220%	$12	NM
Adjusted Net Income (Loss) from continuing operations attributable to SSI(2)	$(4)	$3	NM	$9	NM
Net Income (Loss) per share attributable to SSI	$(0.20)	$(0.09)	113%	$0.39	NM
Net Income (Loss) per share from continuing operations attributable to SSI	$(0.19)	$(0.06)	217%	$0.42	NM
Adjusted diluted EPS from continuing operations attributable to SSI(2)	$(0.13)	$0.11	NM	$0.31	NM

(1) Adjusted operating income excludes the impact of restructuring, other exit-related costs, and, in the first quarter of fiscal 2015, the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3) May not foot due to rounding.
NM = not meaningful

Auto and Metals Recycling

AMR segment results and operating statistics reflect integrated auto and metals recycling operations for all periods presented.

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	1Q16	1Q15	Change	4Q15	Change
Total Revenues	$273	$514	(47)%	$403	(32)%
Ferrous Revenues	$163	$348	(53)%	$235	(31)%
Ferrous Volumes	805	984	(18)%	929	(13)%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$179	$323	(45)%	$231	(23)%
Nonferrous Revenues	$81	$128	(37)%	$140	(42)%
Nonferrous Volumes	111	143	(22)%	176	(37)%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.63	$0.81	(22)%	$0.71	(11)%
Cars Purchased for Retail (000s)	77	92	(16)%	88	(13)%
Operating Income(2)	$2	$5	(57)%	$16	(87)%
Operating Income per Fe ton	$3	$5	(47)%	$17	(85)%
Adjusted Operating Income(3)	$2	$10	(80)%	$16	(87)%
Adjusted Operating Income per Fe ton	$3	$10	(76)%	$17	(85)%

(1) Sales prices are shown net of freight.
(2) Operating income does not include the impact of restructuring charges and other exit-related costs.

(3) Adjusted operating income in the first quarter of fiscal 2015 excludes the impact of the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes in the first quarter declined 13% from the fourth quarter primarily due to weaker domestic demand and the falling price environment. Nonferrous sales volumes decreased 37% sequentially, reflecting weaker global market demand, the stronger U.S. dollar, lower production, and the timing of shipments. Cars purchased by our auto stores decreased 13% from the fourth quarter due to tighter supply flows driven by the sharp drop in commodity prices.

Export customers accounted for 64% of total ferrous sales volumes in the first quarter. Our ferrous and nonferrous products were exported to 12 countries, with Turkey, India and South Korea the top export destinations for ferrous shipments.

Pricing: Market prices for ferrous shipments declined steadily during the quarter, falling by as much as $65 per ton, or 30% from the end of August through November. Based on shipments, our average ferrous net sales prices decreased $52 per ton, or 23%, during the first quarter from fourth quarter levels. Weaker demand for ferrous metals in the domestic market resulted primarily from lower domestic steel mill utilization rates and increased competition from steel imports. In the export markets, stronger demand from Turkey and India partially offset softer demand in other regions. Average nonferrous sales prices in the first quarter declined 11%.

Margins: Adjusted operating income of $3 per ferrous ton in the first quarter decreased from the fourth quarter due to significantly lower ferrous and nonferrous prices and volumes. Operating income includes benefits of approximately $14 million achieved from cost reductions and productivity initiatives which significantly offset margin compression created by the materially lower price environment. These benefits were offset by an estimated $7 million, or $8 per ton adverse impact from average inventory accounting. The prior year first quarter included an estimated $9 million, or $9 per ton adverse impact from average inventory accounting.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)
	Quarter
	1Q16	1Q15	Change	4Q15	Change
Revenues	$72	$95	(24)%	$92	(22)%
Operating Income	$3	$6	(56)%	$6	(54)%
Avg. Net Sales Prices ($/ST)	$554	$688	(19)%	$600	(8)%
Finished Goods Sales Volumes	123	126	(2)%	145	(15)%
Rolling Mill Utilization	68%	72%		74%

Sales Volumes: Finished steel sales volumes were similar to the sales volumes in the first quarter of fiscal 2015, but were 15% lower sequentially due to seasonally slower demand and the impact of increased competition from imported steel products. Lower rolling mill utilization reflected the softer sales environment.

Pricing: Average net sales prices for finished steel products decreased 19% from the prior year first quarter and 8% from fourth quarter levels, reflecting continued pressure on finished steel selling prices from lower scrap input costs and imported steel products which, together, more than offset improving demand from West Coast construction markets.

Margins: SMB's positive operating income of $3 million decreased sequentially due to the declining selling price environment and the lower sales volumes. Compared to the prior year, operating income was lower due to the adverse impact of the decline in selling prices for finished steel.

Corporate Items

In connection with the cost reduction initiatives, the Company incurred restructuring charges and other exit-related costs of $2 million in the first quarter of fiscal 2016.

During the first quarter, the Company repurchased 203 thousand shares of Class A common stock. Since July, total repurchases of 271 thousand shares represent 1% of the Company's Class A common stock. Net debt of $185 million at the end of the first quarter was $21 million lower than at the end of fiscal 2015. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

The Company's effective tax rate was a benefit of 10.5% in the first quarter which was lower than the federal statutory rate primarily due to projected changes in the Company’s full valuation allowance positions, partially offset by increases in deferred tax liabilities.

Analysts' Conference Call: First Quarter of Fiscal 2016

A conference call and slide presentation to discuss results will be held today, January 7, 2016, at 11:30 a.m. EST hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30,	August 31,	November 30,
	2015	2015	2014

REVENUES:
Auto and Metals Recycling:
Ferrous sales	$163,413	$235,415	$348,370
Nonferrous sales	80,896	139,993	128,385
Other sales	28,656	27,875	36,933
Total AMR Sales	272,965	403,283	513,688
Steel Manufacturing Business	71,901	91,754	95,218
Intercompany sales and eliminations	(23,668)	(38,020)	(55,282)
Total Revenues	$321,198	$457,017	$553,624

OPERATING INCOME (LOSS):
Adjusted Auto and Metals Recycling(1)	$2,036	$15,619	$10,311
Steel Manufacturing Business	2,754	6,029	6,207
Adjusted segment operating income(2)	4,790	21,648	16,518
Corporate expense	(8,299)	(10,279)	(8,994)
Intercompany eliminations	1,406	(1,609)	(565)
Adjusted operating income (loss)	(2,103)	9,760	6,959
Goodwill impairment charge	—	—	—
Other asset impairment charges	—	—	—
Restructuring charges and other exit-related costs	(1,925)	(1,043)	(593)
Resale or modification of previously contracted shipments	—	—	(5,581)
Total operating income (loss)	$(4,028)	$8,717	785

(1) Adjusted operating income excludes the impact of goodwill and other asset impairments, and the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income does not include the impact of restructuring charges and other exit-related costs.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30,	August 31,	November 30,
	2015	2015	2014
Revenues	$321,198	$457,017	$553,624
Cost of goods sold	284,854	403,702	508,015
Selling, general and administrative	38,418	43,896	44,731
(Income) loss from joint ventures	29	(341)	(500)
Restructuring charges and other exit-related costs	1,925	1,043	593
Operating income (loss)	(4,028)	8,717	785
Interest expense	(1,859)	(2,147)	(2,374)
Other income, net	407	1,246	932
Income (loss) from continuing operations before income taxes	(5,480)	7,816	(657)
Income tax benefit (expense)	578	4,444	(106)
Income (loss) from continuing operations	(4,902)	12,260	(763)
Loss from discontinued operations, net of tax	(65)	(913)	(838)
Net income (loss)	(4,967)	11,347	(1,601)
Net income attributable to noncontrolling interests	(329)	(615)	(871)
Net income (loss) attributable to SSI	$(5,296)	$10,732	$(2,472)
Net income (loss) per share attributable to SSI:
Basic:
Income (loss) per share from continuing operations attributable to SSI	$(0.19)	$0.43	$(0.06)
Loss per share from discontinued operations attributable to SSI	—	(0.03)	(0.03)
Net income (loss) per share attributable to SSI	$(0.20)	$0.40	$(0.09)
Diluted:
Income (loss) per share from continuing operations attributable to SSI	$(0.19)	$0.42	$(0.06)
Loss per share from discontinued operations attributable to SSI	—	(0.03)	(0.03)
Net income (loss) per share attributable to SSI	$(0.20)	$0.39	$(0.09)
Weighted average number of common shares:
Basic	27,121	27,032	26,944
Diluted	27,121	27,439	26,944
Dividends declared per common share	$0.1875	$0.1875	$0.1875

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
						Fiscal
	1Q16	1Q15	2Q15	3Q15	4Q15	2015
Auto and Metals Recycling(1)
Ferrous Selling Prices ($/LT)(1)
Domestic	$180	$330	$293	$235	$239	$275
Exports	$179	$319	$286	$236	$225	$265
Average	$179	$323	$290	$235	$231	$269
Ferrous Sales Volume (LT)
Domestic	290,170	379,770	372,408	342,812	376,910	1,471,900
Export	515,109	604,683	415,765	663,456	552,573	2,236,477
Total	805,279	984,453	788,173	1,006,268	929,483	3,708,377
Nonferrous Average Price ($/LB)(2)(3)	$0.63	$0.81	$0.77	$0.71	$0.71	$0.75
Nonferrous Sales Volume (LB, 000s)(3)	111,077	142,661	123,672	143,073	176,029	585,435
Car Purchase Volume (000s)(4)	77	92	78	79	88	337
Auto Stores at End of Quarter	55	56	56	55	55	55
Steel Manufacturing Business
Sales Prices ($/ST)(2)(5)
Average	$554	$688	$658	$618	$600	$639
Sales Volume (ST)(5)
Rebar	85,899	79,065	74,928	100,413	94,773	349,179
Coiled Products	32,482	40,361	49,403	35,477	45,176	170,417
Merchant Bar and Other	4,757	6,245	4,567	4,780	4,796	20,388
Total	123,138	125,671	128,898	140,670	144,745	539,984
Rolling Mill Utilization	68%	72%	76%	69%	74%	73%

(1) Ferrous and nonferrous volume and price data has been recast to reflect the combined auto and metals recycling operations for all periods presented.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto stores only.
(5) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	November 30, 2015	August 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$18,925	$22,755
Accounts receivable, net	71,099	111,492
Inventories	152,866	156,532
Other current assets	27,428	31,586
Total current assets	270,318	322,365
Property, plant and equipment, net	419,489	427,554
Goodwill and other assets	210,883	212,380
Total assets	$900,690	$962,299

Liabilities and Equity
Current liabilities:
Short-term borrowings	$599	$584
Other current liabilities	100,409	119,862
Total current liabilities	101,008	120,446
Long-term debt	202,947	227,572
Other long-term liabilities	72,287	75,730
Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	520,930	534,535
Noncontrolling interests	3,518	4,016
Total equity	524,448	538,551
Total liabilities and equity	$900,690	$962,299

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted consolidated operating income (loss), adjusted AMR operating income (loss), adjusted net income (loss) from continuing operations attributable to SSI and adjusted diluted earnings per share from continuing operations attributable to SSI. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for a goodwill impairment charge, other asset impairment charges and restructuring and other exit-related costs that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. In addition, to improve comparability of our operating performance between periods, these measures also exclude the impact on operating results in fiscal 2015 from the resale or modification of the terms during the first and second quarters of 2015 of certain previously contracted ferrous bulk shipments. Due to the sharp decline in selling prices that occurred during the first and second quarters of fiscal 2015, the revised prices associated with these shipments were significantly lower than the prices in the original sales contracts entered into between August and November 2014. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)	Quarter
	1Q16	4Q15	1Q15
Consolidated Operating Income (Loss):
Operating Income (Loss)	$(4)	$9	$1
Goodwill impairment charge	—	—	—
Other asset impairment charges	—	—	—
Restructuring charges and other exit-related costs	2	1	1
Resale or modification of previously contracted shipment	—	—	6
Adjusted Operating Income (Loss)(1)	$(2)	$10	$7
AMR Operating Income (Loss):
Operating Income	$2	$16	$5
Goodwill impairment charge	—	—	—
Other asset impairment charges	—	—	—
Resale or modification of previously contracted shipment	—	—	6
Adjusted Operating Income(1)	$2	$16	$10

(1) May not foot due to rounding.

Net Income (Loss) from continuing operations attributable to SSI
($ in millions)	Quarter
	1Q16	4Q15	1Q15
Net Income (Loss) from continuing operations attributable to SSI	$(5)	$12	$(2)
Goodwill impairment charge, net of tax(2)	—	(3)	—
Other asset impairment charges, net of tax(2)	—	(1)	—
Restructuring charges and other exit-related costs, net of tax(2)	2	1	—
Resale or modification of previously contracted shipment, net of tax(2)	—	—	4
Adjusted Net Income (Loss) from continuing operations attributable to SSI(1)	$(4)	$9	$3

(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted Earnings per share attributable to SSI
($ per share)	Quarter
	1Q16	4Q15	1Q15
Net Income (Loss) per share attributable to SSI	$(0.20)	$0.39	$(0.09)
Less: Loss per share from discontinued operations attributable to SSI	—	(0.03)	(0.03)
Net Income (Loss) per share from continuing operations attributable to SSI(1)	(0.19)	0.42	(0.06)
Goodwill impairment charge, net of tax, per share(2)	—	(0.12)	—
Other asset impairment charges, net of tax, per share(2)	—	(0.04)	—
Restructuring charges and other exit-related costs, net of tax, per share(2)	0.06	0.05	0.01
Resale or modification of previously contracted shipment, net of tax, per share(2)	—	(0.01)	0.16
Adjusted Diluted EPS from continuing operations attributable to SSI(1)	$(0.13)	$0.31	$0.11

(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Debt, Net of Cash
($ in thousands)
	November 30, 2015	August 31, 2015
Short-term borrowings	$599	$584
Long-term debt, net of current maturities	202,947	227,572
Total debt	203,546	228,156
Less: cash and cash equivalents	18,925	22,755
Total debt, net of cash	$184,621	$205,401

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 24 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes auto parts stores and steel manufacturing. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; expected results, including pricing, sales volumes and profitability; strategic direction; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” "will," “could,” “opinions,” “forecasts,” "projects," "plans," “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and in our quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the cyclicality and impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected benefits or cost reductions associated with productivity improvements and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com